Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main 212.407.4000 Fax 212.407.4990

November 6, 2023

Brilliant Acquisition Corporation

99 Dan Ba Road, C-9, Putuo District, Shanghai,
Peoples Republic of China

Re:	Brilliant Acquisition Corporation

Ladies and Gentlemen:

We have acted as United States securities counsel to Brilliant Acquisition Corporation, a British Virgin Islands business company (the “Company”) in connection with the Registration Statement on Form S-4 (File No. 333-273401) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 25, 2023, under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement as amended, or supplemented, is hereinafter referred to as the “Registration Statement”. The Company has entered into an Amended and Restated Agreement and Plan of Merger, dated as of June 23, 2023 (the “Merger Agreement”) by and among the Company, BRIL Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Nukkleus Inc., a Delaware corporation (“Nukkleus”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Nukkleus, with Nukkleus continuing as the surviving entity and as a wholly-owned subsidiary of the Company (the “Merger”). Prior to the effective time of the Merger (the “Effective Time”), the Company will continue out of the British Virgin Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Section 184 of the BVI Business Companies Act (Revised 2020) (“BVI Act”) and Section 388 of the General Corporation Law of the State of Delaware (“DGCL”) (the “Domestication,” and along with the Merger, the “Business Combination”).

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

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The Company will cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication and adopting a certificate of incorporation under the laws of the State of Delaware, (b) completing all filings required to be made with the Registrar of Corporate Affairs of the British Virgin Islands under the BVI Act in connection with the Domestication, and receiving confirmation from the Registrar of Corporate Affairs of the British Virgin Islands of receipt thereof, and (c) requesting, prior to the closing of the Business Combination, and obtaining (which may occur promptly following the closing of the Business Combination) a certificate of discontinuance from the Registrar of Corporate Affairs of the British Virgin Islands. The Domestication is subject to the approval of the shareholders of the Company. We refer herein to the Company following effectiveness of the Domestication as “New Nukkleus.”

On the effective date of the Domestication, among other things, (i) all of the currently issued and outstanding ordinary shares, no par value per share, of the Company (the “Ordinary Shares”) will convert automatically by operation of law, on a one-for-one basis, into shares of Common Stock, par value $0.0001 per share, of New Nukkleus (the “Common Stock”), (ii) each of the Company’s currently issued and outstanding warrants (the “Warrants”), issued pursuant to that certain Warrant Agreement, dated June 23, 2020, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), will automatically become by operation of law (and pursuant to Section 4.5 of the Warrant Agreement) warrants to acquire Common Stock (the “New Nukkleus Warrants”), (iii) each of the Company’s currently issued and outstanding rights (the “Rights”), issued pursuant to that certain Right Agreement, dated June 23, 2020, by and between the Company and Continental Stock Transfer & Trust Company (the “Right Agreement”), will automatically become by operation of law rights to acquire Common Stock (the “New Nukkleus Rights”), and (iv) each outstanding unit of the Company consisting of one Ordinary Share, one Right, and one Warrant will automatically become by operation of law one New Nukkleus unit consisting of one share of Common Stock, one New Nukkleus Right, and one New Nukkleus Warrant (the “New Nukkleus Units”).

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of up to (i) 13,549,174 shares of Common Stock (the “Shares”) (consisting of (a) 403,696 shares issuable upon conversion of the 403,696 issued and outstanding Ordinary Shares into Common Stock (the “Conversion Shares”), (b) 460,000 shares of Common Stock issuable upon conversion of the New Nukkleus Rights (the “Right Shares”), (c) up to 345,478 shares of Common Stock issuable to holders of Ordinary Shares and Rights from the backstop pool in accordance with the Merger Agreement (the “Backstop Shares”), (d) 1,840,000 shares of Common Stock underlying Warrants issuable to holders of Warrants from the backstop pool in accordance with the Merger Agreement (the “Backstop Warrant Shares”), (e) 10,500,000 shares of Common Stock issuable as consideration to the holders of the issued and outstanding shares of common stock of Nukkleus pursuant to the Merger Agreement (the “Merger Agreement Common Shares”); (ii) 4,600,000 New Nukkleus Rights issuable upon conversion of the 4,600,000 issued and outstanding Rights into New Nukkleus Rights (the “Conversion Rights”); (iii) 6,440,000 New Nukkleus Warrants to purchase 6,440,000 shares of Common Stock (consisting of (a) 4,600,000 New Nukkleus Warrants issuable upon conversion of the 4,600,000 issued and outstanding Warrants into New Nukkleus Warrants (the “Conversion Warrants”) and (b) 1,840,000 New Nukkleus Warrants issuable to holders of Warrants from the backstop pool in accordance with the Merger Agreement (the “Backstop Warrants”)), and (iv) up to 403,696 New Nukkleus Units issuable upon conversion of the up to 403,696 issued and outstanding Units into New Nukkleus Units.

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We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that:

1. Upon the effectiveness of the Domestication, the Conversion Shares, when issued, will be validly issued, fully paid and non-assessable.

2. Upon the effectiveness of the Domestication, each issued and outstanding Conversion Warrant will be a valid and binding agreement of New Nukkleus, enforceable against New Nukkleus in accordance with its terms.

3. Upon the effectiveness of the Domestication, each issued and outstanding Right will convert automatically into one New Nukkleus Right, and will constitute the valid and binding obligation of New Nukkleus.

4. Upon the effectiveness of the Domestication, the New Nukkleus Units, when issued, will be validly issued, fully paid and non-assessable.

5. At the Effective Time, and following the Domestication, each issued and outstanding Backstop Warrant will be a valid and binding agreement of New Nukkleus, enforceable against New Nukkleus in accordance with its terms.

6. At the Effective Time, following the Domestication, and following the exercise by holders of the Backstop Warrant Shares in accordance with the terms thereof and the payment in full of the exercise price for the Backstop Warrant Shares pursuant to the Backstop Warrants, the Backstop Warrant Shares will be validly issued, fully paid and non-assessable.

7. At the Effective Time, and following the Domestication, and when issued in the manner and on the terms described in the Registration Statement, the Merger Agreement and the Rights Agreement, as applicable, the Merger Agreement Common Shares, Right Shares, and Backstop Shares, will be validly issued, fully paid and non-assessable.

The opinion we express in paragraph 2, above, is based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions

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The opinion set forth in paragraph 2, above, is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless whether considered in a proceeding in equity or at law.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effector enforceability of any such provision is to be determined by any court other than a state court of the State of New York or (ii) waivers by the Company of any statutory or constitutional rights or remedies. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

The opinions we express herein are limited to matters involving the internal laws of the State of New York and the applicable provisions of the DGCL. We express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption, “Legal Matters,” in the Registration Statement and in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP